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                                                                   EXHIBIT 10.18

November 2, 2005

Marc Willebeek-LeMair
[Personal Information Omitted]

Dear Marc:

It is my pleasure to confirm your new position with 3Com Corporation ("3Com" or the "Company") as Vice President and Chief Technology Officer ("CTO"). As CTO, your responsibilities will include the establishment and communication of the Company's technology strategy and architecture as well as delivery of that strategy and architecture through product marketing, management and development. Because of your expanded duties and responsibilities, you will become a Section 16 officer of the Company, subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended. You will continue to work out of 3Com's Austin, Texas office, reporting directly to the Company's President and Chief Executive Officer. The effective date of your promotion is November 2, 2005 (the "Effective Date"). This letter agreement confirms the revised terms and conditions of your employment with the Company.

Your base salary will be $14,583.33 paid semi-monthly in accordance with the Company's regular payroll practices ($350,000 annualized). You will be eligible to participate in the Company's discretionary bonus plan, 3Bonus. Your annualized 3Bonus target amount will be 65% of your base salary, payable semi-annually. Payments under the 3Bonus plan are discretionary and shall be determined based on the achievement of Company and individual objectives established by the Company in its discretion.

You will receive an employee stock option grant of 500,000 shares of 3Com common stock subject to the necessary approvals; provided, however, that the grant of stock options shall not be deemed to have been accepted until you have confirmed your acceptance of the Company's stock option agreement. The option price for the shares subject to this grant will be the closing stock price of 3Com common stock on the NASDAQ national market on the Effective Date or, if the NASDAQ national market is closed on the Effective Date, the closing stock price on the first trading day following the Effective Date. The stock option grant is subject to the terms and conditions of the 3Com Corporation 2003 Stock Plan (the "2003 Stock Plan") and shall vest in equal amounts annually over four (4) years from the grant date.

You will receive 200,000 shares of 3Com restricted stock subject to the necessary approvals; provided, however, that the grant of restricted stock shall not be deemed to have been accepted until you have signed the Company's restricted stock agreement. This restricted stock award is subject to the terms and conditions of the 2003 Stock Plan and shall vest upon the one (1) year anniversary of the grant date. In


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addition, you will receive 200,000 shares of 3Com restricted stock subject to the necessary approvals and the forfeiture restrictions set forth below; provided, however, that the grant of restricted stock shall not be deemed to have been accepted until you have signed the Company's restricted stock agreement. This restricted stock award is subject to the terms and conditions of the 2003 Stock Plan and shall vest on the four (4) year anniversary of the grant date. You will be eligible for accelerated vesting of this restricted stock award upon the achievement of strategic objectives to be established by the Company's President and Chief Executive Officer prior to the grant date.

Subject to the terms set forth below, you will be entitled to accelerated vesting of your outstanding, unvested stock options and restricted stock as of the day immediately preceding the Effective Date (the "Outstanding Equity") provided that you remain employed with the Company through the accelerated vesting dates listed below. For clarification, a list of the Outstanding Equity is attached hereto as Attachment A. Notwithstanding the provisions of the respective agreements relating to the Outstanding Equity and the applicable plan documents and the vesting provisions therein, the Outstanding Equity shall vest as follows: (1) 50% of the Outstanding Equity shall vest on February 1, 2006; and (2) the remaining 50% of the Outstanding Equity shall vest on February 1, 2007. All vesting provisions relating to the Outstanding Equity are superseded by the terms of this paragraph. Other than the modification to the vesting schedule provided above, the Outstanding Equity shall remain subject to the terms and conditions of the respective agreements and applicable plan documents. To the extent that the Company deems it is necessary to enter into amended versions of the respective agreements relating to the Outstanding Equity, consistent with the terms of this paragraph, you hereby agree to execute such amendments in a timely manner. The stock option and restricted stock awards provided for in the third and fourth paragraphs of this letter agreement shall not be eligible for or subject to the vesting acceleration provided for in this paragraph.

You will continue to be eligible to participate in the Company's standard benefit plans, including Company-sponsored insurance plans, the Company's Employee Stock Purchase Program, and the Company's 401(k) plan, subject to the terms and conditions of the policies and/or plan documents governing the Company's benefit programs. As a Section 16 officer of the Company, you will be eligible to participate in the 3Com Corporation Section 16 Officer Severance Plan (the "Plan"). The Company reserves the right to amend, modify and/or terminate its benefit programs at its discretion, subject to all applicable laws and regulations.

You will be eligible for certain benefits as a result of the termination of your employment relating to a Change of Control of the Company pursuant to the terms and conditions of the Company's Management Retention Agreement, a copy of which is provided to you with this letter for your signature.

While we are confident that we will have a mutually beneficial employment relationship, your employment with 3Com is on an at-will basis. This means that both you and 3Com can terminate the employment relationship at any time, for any reason or no reason, without notice. Nothing in this offer letter is intended to or shall be construed as a contract of employment for any fixed time period.

The terms and conditions of this offer letter supersede any previous written or oral representations concerning conditions of employment, including, without limitation, your 3Com offer letter dated January 26, 2005. In addition, you understand and agree that the Restrictive Covenant and Non-Competition Agreement between you and the Company effective April 22, 2005 shall remain in full force and effect and its terms and conditions are incorporated herein.

This letter agreement may not be modified, supplemented or superseded unless by means of a written document signed by you and a duly authorized 3Com representative. You and 3Com agree that this letter
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agreement will be governed by the laws of the Commonwealth of Massachusetts, excluding its laws relating to the choice of laws, and that any legal action to enforce or interpret this letter agreement shall be filed in the state or federal courts of the Commonwealth of Massachusetts.

Let me close by reaffirming our belief that your skills will be instrumental to the future success of the Company. 3Com believes that the single most important factor in our success has been our people. I look forward to working with you in your new role.

Sincerely,

/s/ SUSAN H. BOWMAN
-------------------
Susan H. Bowman
Senior Vice President, Human Resources

I accept 3Com's offer of continued employment based on the terms and conditions described in this letter agreement

/s/ MARC WILLEBEEK-LEMAIR                                     November 22, 2005
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Marc Willebeek-LeMair                                         Date


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                                  ATTACHMENT A

                               OUTSTANDING EQUITY

Type of Grant            Date of Grant       Unvested Amount     Applicable Stock Plan
-------------            -------------       ---------------     ---------------------
Stock Options              2/7/2002              3,247           TippingPoint Technologies, Inc.
                                                                 Fourth Amended and Restated 1999
                                                                 Stock Option and Restricted Stock Plan

Stock Options              2/1/2005              200,000         3Com Corporation 2003 Stock Plan

Restricted Stock           3/23/2005             50,000          3Com Corporation 2003 Stock Plan
(PAVRS)

Stock Options              5/16/2005             65,000          3Com Corporation 2003 Stock Plan

Restricted Stock           7/1/2005              30,000          3Com Corporation 2003 Stock Plan

Restricted Stock           7/1/2005              30,000          3Com Corporation 2003 Stock Plan
(PAVRS)